Press Release

Exhibit 99.1

Applied Visual Sciences Announces Debenture Restructuring and Strategic Investor

HERNDON, VA, October 19, 2010 – Applied Visual Sciences (OTCBB: APVS) announced today that, on October 15, 2010, it entered into an agreement with the holders of the company’s outstanding Series A 10% Senior Convertible Debentures due November 7, 2008, that extends the maturity date of the debentures, provides that the debentures will be non-interest bearing through the date of maturity, and for certain other amendments to the terms of the debentures and related agreements.

Under the terms of the agreement, the convertible debenture holders have agreed to extend the maturity of the notes to June 30, 2011.  The debenture holders agreed to waive payment of approximately $638,163 of accrued but unpaid interest, late fees, mandatory default penalties totaling $2,496,149 and other amounts due under the debentures, in consideration of which the company agreed to issue an aggregate of 2,552,653 shares.  Also, the debenture holders have agreed to waive prior breaches and defaults under the debentures and related debenture transaction documents and to release the company from related claims.  The remaining principal amount of the amended debentures is $1,688,205 and will be non-interest bearing through the maturity date.  Subject to the company’s stock satisfying certain price and volume requirements, the holders have agreed to a provision permitting the company to force a conversion of the debentures.  The holders have also agreed that the company is no longer required to register under the Securities Act the resale of the shares underlying their debentures and related warrants. Currently, the debentures are convertible at a price of $0.25.  The agreement contains certain other amendments, representations and warranties of the parties and conditions to closing.

In addition, the company has been advised that, in March 2010, a strategic investor in the company, Dr. Joshua P. Prager, purchased approximately $838,205 in principal amount of the outstanding convertible debentures and certain related stock warrants from three of the original institutional investors in the company’s 2006 debenture offering.

“This debenture restructuring is a major achievement for Applied Visual Sciences, and it comes at a critical time for the company.” said Michael W. Trudnak, Chairman and CEO of Applied Visual Sciences.  “With the recent corporate announcements and expectation of a transformational 2010 fourth quarter, it is imperative that Applied Visual Sciences maintains a strong financial profile.  We appreciate the continued commitment from our legacy debenture holder and the additional commitment of our strategic investor.”

In addition to this restructuring, the company has further reduced its outstanding liabilities through the equity conversion of outstanding notes payable and deferred executive salaries in the amounts of approximately $754,667 and $1,267,706, respectively.  The total reduction in liabilities from all transactions is approximately $5,156,685, which represents an approximately 32% reduction from the liabilities balance reported for the quarter ended June 30, 2010.

The securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  For further information regarding the foregoing, please refer to the company’s Form 8-K to be filed with the Securities and Exchange Commission and related exhibits.

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Applied Visual Sciences, Inc.
Applied Visual Sciences, Inc., is the holding company and IT development organization for subsidiaries specializing in high-performance imaging analysis technologies and advanced analytics for automated recognition of targets of interest. Applied Visual Sciences' subsidiaries include Guardian Technologies International, Inc., a homeland security/defense technology entity, and Signature Mapping Medical Sciences, Inc., a healthcare technology entity. The company is quoted on the OTC Bulletin Board under the symbol APVS.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995:
Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, capital raising activities, trends in the markets, variations in the company's cash flow, competition, business development efforts, technology availability and cost of materials and other risk factors. Factors that could cause actual results to differ materially are discussed in the Company's most recent filings with the Securities and Exchange Commission.

CONTACT:
For Applied Visual Sciences:
Michael Trudnak
+1 703-464-5495

Media:
Julie Shepherd of Accentuate PR
+1 815-479-1833
julie@accentuatePR.com